Press Release

Media Contact: LuAnn Walden, Corporate Communications Maxim Integrated (408) 601-5430 luann.walden@maximintegrated.com	Financial Contacts: Venk Nathamuni, Investor Relations Maxim Integrated (408) 601-5293 venk.nathamuni@maximintegrated.com
Mike Burns, Chief Financial Officer Volterra Semiconductor (510) 743-1336 mburns@volterra.com

Maxim Integrated Announces Definitive Agreement to Acquire Volterra Semiconductor, a Leader in Integrated Power

•	Maxim Integrated to acquire Volterra Semiconductor for $23 per share

•	Transaction valued at $605 million equity value; $450 million enterprise value

•	Maxim expects transaction to be immediately accretive to GAAP EPS, excluding special items

•	Volterra product portfolio increases Maxim's leadership position in integrated power management

•	Adds talented engineering team with proven track record of success

SAN JOSE, CA- August 15, 2013 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) announced it has entered into a definitive agreement to acquire Volterra Semiconductor Corp. (NASDAQ:VLTR) for $23 per share, which represents a 55% premium to Volterra Semiconductor's closing share price on August 14, 2013. The transaction value is approximately $605 million equity value or $450 million net of Volterra's cash position of approximately $155 million.

Volterra is an industry leader in high-current, high-performance, and high-density power management solutions. The company develops highly integrated solutions primarily for the enterprise, cloud computing, communications, and networking markets. Volterra's portfolio of highly integrated products enables better performance, smaller form factors, enhanced scalability, improved system management, and lower total cost of ownership.

“Maxim Integrated is known for its highly integrated solutions. With Volterra, we will strengthen our position in the enterprise and communications markets,” said Tunç Doluca, Maxim's President and Chief Executive Officer. “We add a very talented team and leading-edge proprietary technology in high-current power management solutions, which further diversifies our business model.”

“This is an attractive transaction for our employees, customers, and investors,” said Jeffrey Staszak, Volterra's President and Chief Executive Officer. “The Volterra team will build upon Maxim's scale and market leadership to expand our ability to deliver innovative and differentiated products to our customers. We remain committed to providing our customers with advanced technology solutions and world-class quality and support. Joining forces with the innovative Maxim team will present exciting new opportunities for Volterra's talented employees.”

At $9 billion, power management is currently the largest and fastest-growing product segment in the analog market, according to Databeans. Maxim offers a broad portfolio of products for power conversion: switching regulators, linear regulators, charge pumps, digital Point-of-Load (POL) converters, and Power Management Integrated Circuits (PMICs), primarily in medium-to-low current applications. Volterra's high-current technology expands our position in this growing segment of the analog market.

Pending regulatory approvals, Maxim's acquisition of Volterra is expected to close early in the December quarter.

Conference Call
Maxim has scheduled a conference call on August 15, 2013 at 5:30 a.m. Pacific Time to discuss the acquisition. To listen via telephone, dial (866) 804-3545 (toll free) or (703) 639-1326. The call will be webcast by Shareholder.com and can be accessed at www.maximintegrated.com/investor. A presentation on Maxim's Investor Relations webpage details the strategic rationale for the acquisition. This presentation may also be accessed at www.maximintegrated.com/investor.

About Maxim Integrated
At Maxim Integrated, we put analog together in a way that sets our customers apart. In Fiscal 2013, we reported revenues of $2.44 billion.

About Volterra
Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company's product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information please visit www.Volterra.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by phrases such as Maxim, Volterra or management of either company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management's beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Maxim or Volterra stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger, including the ability to secure regulatory approvals at all or in a timely manner; the ability of Maxim to successfully integrate Volterra's operations, product lines and technology and realize additional opportunities for growth; the ability of Maxim to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in Maxim's and Volterra's most recent Annual Report on Form 10-K, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Maxim as of the date hereof, and Maxim assumes no obligation to update any forward-looking statement except as required by law.

Important Additional Information Will Be Filed with the U.S. Securities and Exchange Commission
This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Volterra's stock. Maxim has not commenced the tender offer for shares of Volterra's stock described in this announcement.  Upon commencement of the tender offer, Maxim will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Volterra will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the tender offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC's website at www.sec.gov or by contacting the investor relations departments of Maxim or Volterra at their respective email addresses included below.